Investor Contact	Media Contact
Linda Ventresca	Michael Herley
AXIS Capital Holdings Limited	Kekst
investorrelations@axiscapital.com	michael.herley@kekst.com
(441) 405-2727	(212) 521-4897

AXIS CAPITAL REPORTS FIRST QUARTER 2017 RESULTS

For the first quarter of 2017, the Company reports:

•	Net income available to common shareholders of $5 million, or $0.06 per diluted common share

•	Non-GAAP operating income[1] of $51 million, or $0.59 per diluted common share

•	Annualized return on average common equity of 0.4%

•	Annualized non-GAAP operating return on average common equity of 4.0%

•	Diluted book value per common share growth of 1% in the quarter and 5% for the last twelve months, to $58.89

Pembroke, Bermuda, April 26, 2017 - AXIS Capital Holdings Limited ("AXIS Capital" or "the Company") (NYSE: AXS) today reported net income available to common shareholders for the first quarter of 2017 of $5 million, or $0.06 per diluted common share, compared to $38 million, or $0.41 per diluted common share, for the first quarter of 2016.

Non-GAAP operating income for the first quarter of 2017 was $51 million, or $0.59 per diluted common share, compared to $101 million, or $1.07 per diluted common share, for the first quarter of 2016.

1 Non-GAAP operating income and non-GAAP operating return on average common equity are "non-GAAP financial measures" as defined in Regulation G. A reconciliation of non-GAAP operating income to net income available to common shareholders (the nearest GAAP financial measure) and the calculation of operating return on average common equity are provided in this release, as is a discussion of the rationale for the presentation of these items.

AXIS Capital Holdings Limited 92 Pitts Bay Road Pembroke, Bermuda HM08
Tel. 441.496.2600 Fax 441.405.2600
www.axiscapital.com

Commenting on the first quarter 2017 financial results, Albert Benchimol, President and CEO of AXIS Capital, said:

"Notwithstanding the pressure from a number of unusual and one-time items in the quarter, we are pleased to report that, adjusted for dividends, diluted book value per common share increased by $1.00, or 2%, per common share for the quarter. The special items that impacted our operating income for the quarter include the impact of the Ogden rate change in the U.K., executive severance and retirement costs, and an impairment of an equity-method investment. In addition, we experienced high catastrophe and weather-related losses for the quarter, which were in line with higher industry losses."

Mr. Benchimol added: "Even against the backdrop of a challenging global P&C marketplace, we continue to demonstrate improvements in our insurance accident year loss ratio excluding catastrophe and weather, and benefits from our strategic capital partnering activities which allow us to do more for clients, lower our cost of capital, and attractively rebalance the risk-reward equation for our shareholders. Our underlying underwriting results demonstrate the strength of our various underwriting and risk management initiatives, good progress in our targeted growth initiatives and continued positive momentum in our strategic capital partnering activities."

AXIS Capital Holdings Limited 92 Pitts Bay Road Pembroke, Bermuda HM08
Tel. 441.496.2600 Fax 441.405.2600
www.axiscapital.com

First Quarter Highlights2

•
Gross premiums written decreased by $47 million or 2% to $1.9 billion, with a decrease of $88 million, or 7% (3% on a constant currency basis3) in our reinsurance segment partially offset by an increase of $41 million, or 6% (7% on a constant currency basis3) in our insurance segment;

•	Net premiums written decreased 10% (8% on a constant currency basis3) to $1.5 billion;

•	Net premiums earned increased by 4% (8% on a constant currency basis3) to $939 million;

•	Combined ratio of 102.1%, compared to 91.9%;

•	Current year accident loss ratio of 67.3%, compared to 63.1%;

•	Pre-tax catastrophe and weather-related net losses of $35 million, or 3.7 points, associated with estimated industry losses of approximately $10 billion, compared to $14 million, or 1.6 points;

•
Pre-tax impact of $59 million, or 6.3 points, reflecting the impact of the recent Ogden rate change, including the previously announced increase in prior year reserves of $50 million, and an increase in estimated current accident year losses for our motor lines of $9 million in the quarter;

•	Favorable prior year net reserve development of $25 million (benefiting the combined ratio by 2.6 points), compared to $70 million (benefiting the combined ratio by 7.8 points);

•	Net investment income increased to $99 million, compared to $49 million;

•	Fee income from strategic capital partners[4] of $11 million, compared to $4 million;

•	Realized losses and unfavorable mark-to-market adjustments on our weather derivatives business of $9 million (included in other insurance related losses);

•
Loss on equity method investment of $6 million in the quarter, due to an impairment loss associated with the exit from an equity method investment, partially offset by income attributable to Harrington Reinsurance Holdings Limited;

•	Expenses of $8 million attributable to senior executive severance costs;

•	Net income available to common shareholders of $5 million and an annualized return on average common equity of 0.4%, compared to $38 million and 2.9%, respectively;

•	Non-GAAP operating income of $51 million, representing an annualized non-GAAP operating return on average common equity of 4.0%, compared to $101 million and 7.7%;

•	Net cash flows used in operations of $36 million, compared to $14 million;

•	Diluted book value per common share of $58.89, an increase of 1% compared to the prior quarter, and a 5% increase over the last 12 months;

•	Dividends declared of $0.38 per common share, with the total common dividends declared of $1.46 per share over the past twelve months;

•	Adjusted for dividends, diluted book value per common share increased by $1.00, or 2%, per common share for the quarter and $4.31, or 8%, per common share over the past twelve months; and

•	Total common shares repurchased during the quarter were 2.2 million for $151 million.

2 All comparisons are with the same period of the prior year, unless otherwise stated.
3Amounts presented on a constant currency basis are “non-GAAP financial measures” as defined in Regulation G. The constant currency basis is calculated by applying the average foreign exchange rate from the current year to prior year amounts.
4 Fee income from strategic capital partners represents services fees and reimbursement of expenses earned by the AXIS Reinsurance segment from its strategic capital partners.

AXIS Capital Holdings Limited 92 Pitts Bay Road Pembroke, Bermuda HM08
Tel. 441.496.2600 Fax 441.405.2600
www.axiscapital.com

Segment Highlights

Insurance Segment

Our insurance segment reported gross premiums written of $694 million in the first quarter of 2017, an increase of $41 million, or 6% (7% on a constant currency basis), compared to gross premiums written of $653 million in the first quarter of 2016. The increase in gross premiums written was primarily driven by our accident and health, and professional lines.

Net premiums written increased by 7% in the first quarter of 2017, compared to the same period in 2016 reflecting the increase in premiums written in the quarter.

Net premiums earned increased by 5% in the three months ended March 31, 2017, compared to the same period in 2016. The increase was largely due to strong premium growth in our accident and health lines, as well as our property lines in recent periods, partially offset by an increase in premiums ceded in our professional and liability lines.

Our insurance segment reported underwriting income of $13 million for the current quarter, compared to $17 million in the first quarter of 2016. The current quarter’s underwriting results reflected a combined ratio of 97.2%, compared to 96.1% in the same period in 2016. This included an increase in the current accident year loss ratio to 64.5% this quarter from 63.1% in the first quarter of 2016, an increase of 1.4 points. This increase was driven by 2.1 points attributable to catastrophe and weather-related losses, partially offset by 0.7 points, attributable to net favorable attritional loss experience, during the first quarter.

During the first quarter of 2017, we incurred pre-tax catastrophe and weather-related losses of $20 million, or 4.4 points, primarily related to U.S. weather-related events and Cyclone Debbie, compared to $10 million, or 2.3 points of catastrophe and weather-related losses reported during the same period in 2016. After adjusting for catastrophe and weather-related losses, the segment's current accident year loss ratio decreased by 0.7 points, compared to the same period in 2016, principally due to the recognition of better than expected experience in our professional lines of business, partially offset by the ongoing adverse impact of rate and trend.

AXIS Capital Holdings Limited 92 Pitts Bay Road Pembroke, Bermuda HM08
Tel. 441.496.2600 Fax 441.405.2600
www.axiscapital.com

Net favorable prior year loss reserve development was $9 million, or 1.9 points, this quarter compared to $2 million, or 0.5 points, in the first quarter of 2016.

The segment's acquisition cost ratio increased to 14.9% from 14.0%, primarily related to business mix in our accident and health lines.

The segment's general and administrative expense ratio increased slightly in the current quarter, to 19.7% from 19.5%, with higher personnel expenses, partially offset by an increase net premiums earned.

Reinsurance Segment

Our reinsurance segment reported gross premiums written of $1.2 billion in the first quarter of 2017, a decrease of $88 million, or 7% (3% on a constant currency basis), compared to gross premiums written of $1.3 billion in the first quarter of 2016. The decrease was impacted by a lower level of premiums written on a multi-year basis during 2017 compared to 2016, most notably in our credit and surety, as well as our motor lines, together with the impact of foreign exchange movements as the strengthening of the U.S. dollar drove comparative premium decreases in treaties denominated in foreign currencies. After adjusting for the impact of multi-year contracts and foreign exchange movements, our gross premiums written increased by $97 million, or 7%. The increase was primarily driven by our agriculture lines due to an increased treaty line size.

Net premiums written decreased by 17% (13% on a constant currency basis) in the first quarter of 2017 compared to the same period in 2016, reflecting the decrease in premiums written, and an increase in premiums ceded to our strategic capital partners in the quarter. The increase in premiums ceded was attributable to our catastrophe, as well as our credit and surety lines, together with the impact of the retrocessional cover entered into with Harrington Re Ltd., which increased premiums ceded in our liability and professional lines.

AXIS Capital Holdings Limited 92 Pitts Bay Road Pembroke, Bermuda HM08
Tel. 441.496.2600 Fax 441.405.2600
www.axiscapital.com

Net premiums earned increased by 4% (11% on a constant currency basis) in the three months ended March 31, 2017, compared to the same period in 2016. The increase was largely due to premium growth in our agriculture, liability, motor, and catastrophe lines in recent periods. The growth was partially offset by the impact of the retrocession to Harrington Re Ltd., which increased premiums ceded in our liability and professional lines, and increased premiums ceded in our catastrophe lines.

Our reinsurance segment reported underwriting income of $3 million for the current quarter, compared to $82 million in the first quarter of 2016. The current quarter’s underwriting results reflected a combined ratio of 98.5%, compared to 82.3% in the same period in 2016. This included an increase in the current accident year loss ratio to 70.0% this quarter from 63.1% in the first quarter of 2016, an increase of 6.9 points, including 2.2 points attributable to catastrophe and weather-related losses, and 4.7 points attributable to a combination of factors, including changes in business mix, rate deterioration and the impact of the Ogden rate change (1.8 points) on our motor lines.

During the first quarter of 2017, we incurred pre-tax catastrophe and weather-related losses of $15 million, or 3.1 points, primarily attributable to U.S. weather-related events and Cyclone Debbie, compared to $4 million, or 0.9 points of catastrophe and weather-related losses reported during the same period in 2016. After adjusting for the catastrophe and weather-related losses, the segment's current accident year loss ratio increased by 4.7 points, compared to the same period in 2016, for the reasons noted above.

Net favorable prior year reserve development was $16 million, or 3.4 points, this quarter compared to $68 million, or 14.7 points, in the first quarter of 2016.

Our reinsurance underwriting income for the three months ended March 31, 2017, included other insurance related losses of $4 million attributable to realized losses and unfavorable mark-to-market adjustments on our weather derivatives business, partially offset by fees from strategic capital partners.

The segment's acquisition cost ratio decreased slightly in the current quarter, to 25.3% from 25.7%, principally driven by changes in business mix, and a decrease in adjustments related to loss-sensitive features, partially offset by the impact of retrocessional contracts. In addition, the 2016 ratio included the benefits of fees from strategic capital partners (0.9 points), which are now included in other income and offset against general and administrative expenses.

AXIS Capital Holdings Limited 92 Pitts Bay Road Pembroke, Bermuda HM08
Tel. 441.496.2600 Fax 441.405.2600
www.axiscapital.com

The segment's general and administrative expense ratio decreased in the current quarter, to 6.6% from 8.2%, reflecting the benefits of fees from strategic capital partner arrangements.

Investments

Net investment income of $99 million for the quarter represents a $50 million increase from the first quarter of 2016, and a $3 million increase from the fourth quarter of 2016, primarily due to changes in the fair value of our alternative investments ("other investments"). These investments generated a gain of $19 million in the current quarter, compared to a loss of $27 million in the first quarter of 2016, and a gain of $17 million in the fourth quarter of 2016.

Net realized investment losses for the quarter were $25 million, compared to net realized investment losses of $67 million in the first quarter of 2016, and net realized investment losses of $20 million in the fourth quarter of 2016.

Capitalization / Shareholders’ Equity

Our total capital5 at March 31, 2017 was $7.2 billion, including $1.0 billion of senior notes and $1.1 billion of preferred equity, compared to $7.3 billion at December 31, 2016. The decrease in total capital is attributable to the repurchases of $151 million of our common shares during the quarter, partially offset by an increase in unrealized investment gains reported in other comprehensive income, following an increase in the market value of our fixed income and equity investment portfolios in the three months ended March 31, 2017.

On April 17, 2017, the Company redeemed the remaining $351 million of its 6.875% Series C preferred shares.

At April 26, 2017, the Company had $836 million of remaining authorization under our Board-authorized share repurchase program for common share repurchases through December 31, 2017.

5 Total capital represents the sum of total shareholders' equity and our senior notes.

AXIS Capital Holdings Limited 92 Pitts Bay Road Pembroke, Bermuda HM08
Tel. 441.496.2600 Fax 441.405.2600
www.axiscapital.com

Diluted book value per common share, calculated on a treasury stock basis, increased by $0.62 in the current quarter and by $2.85 over the past twelve months, to $58.89. The increase in the quarter was primarily driven by the increase in unrealized investment gains reported in other comprehensive income, while the increase over the past twelve months was driven by net income generated during the period.

During the first quarter of 2017, the Company declared common dividends of $0.38 per share, with total common dividends declared of $1.46 per share over the past twelve months. Adjusted for dividends declared, the diluted book value per common share increased by $1.00, or 2%, for the quarter and $4.31, or 8%, over the past twelve months.

AXIS Capital Holdings Limited 92 Pitts Bay Road Pembroke, Bermuda HM08
Tel. 441.496.2600 Fax 441.405.2600
www.axiscapital.com

Conference Call

We will host a conference call on Thursday, April 27, 2017, at 9:00 AM (Eastern) to discuss the first quarter financial results and related matters. The teleconference can be accessed by dialing (888) 317-6003 (U.S. callers) or (412) 317-6061 (international callers) approximately ten minutes in advance of the call and entering the passcode 2233381. A live, listen-only webcast of the call will also be available via the Investor Information section of the Company’s website at www.axiscapital.com. A replay of the teleconference will be available for two weeks by dialing (877) 344-7529 (U.S. callers) or (412) 317-0088 (international callers) and entering the passcode 10103952. The webcast will be archived in the Investor Information section of the Company’s website.

In addition, a financial supplement relating to our financial results for the quarter ended March 31, 2017 is available in the Investor Information section of our website.

AXIS Capital is a Bermuda-based global provider of specialty lines insurance and treaty reinsurance with shareholders’ equity at March 31, 2017 of $6.2 billion and locations in Bermuda, the United States, Europe, Singapore, Middle East, Canada and Latin America. Its operating subsidiaries have been assigned a rating of “A+” (“Strong”) by Standard & Poor’s and “A+” (“Superior”) by A.M. Best. For more information about AXIS Capital, visit our website at www.axiscapital.com.

Please be sure to follow AXIS Capital on LinkedIn.

LinkedIn: http://bit.ly/2kRYbZ5

AXIS Capital Holdings Limited 92 Pitts Bay Road Pembroke, Bermuda HM08
Tel. 441.496.2600 Fax 441.405.2600
www.axiscapital.com

AXIS CAPITAL HOLDINGS LIMITED
CONSOLIDATED BALANCE SHEETS
MARCH 31, 2017 (UNAUDITED) AND DECEMBER 31, 2016

	2017	2016

	(in thousands)
Assets
Investments:
Fixed maturities, available for sale, at fair value	$11,191,529	$11,397,114
Equity securities, available for sale, at fair value	653,419	638,744
Mortgage loans, held for investment, at amortized cost and fair value	339,855	349,969
Other investments, at fair value	780,395	830,219
Equity method investments	111,233	116,000
Short-term investments, at amortized cost and fair value	13,338	127,461
Total investments	13,089,769	13,459,507
Cash and cash equivalents	1,165,263	1,039,494
Restricted cash and cash equivalents	286,307	202,013
Accrued interest receivable	69,649	74,971
Insurance and reinsurance premium balances receivable	2,891,811	2,313,512
Reinsurance recoverable on unpaid and paid losses	2,070,341	2,334,922
Deferred acquisition costs	609,773	438,636
Prepaid reinsurance premiums	645,663	556,344
Receivable for investments sold	40,448	14,123
Goodwill and intangible assets	84,613	85,049
Other assets	293,330	295,120
Total assets	$21,246,967	$20,813,691

Liabilities
Reserve for losses and loss expenses	$9,541,963	$9,697,827
Unearned premiums	3,629,354	2,969,498
Insurance and reinsurance balances payable	514,356	493,183
Senior notes	993,229	992,950
Payable for investments purchased	83,783	62,550
Other liabilities	253,917	325,313
Total liabilities	15,016,602	14,541,321

Shareholders' equity
Preferred shares	1,126,074	1,126,074
Common shares	2,206	2,206
Additional paid-in capital	2,276,671	2,299,857
Accumulated other comprehensive income (loss)	699	(121,841)
Retained earnings	6,499,262	6,527,627
Treasury shares, at cost	(3,674,547)	(3,561,553)
Total shareholders' equity	6,230,365	6,272,370

Total liabilities and shareholders' equity	$21,246,967	$20,813,691

AXIS Capital Holdings Limited 92 Pitts Bay Road Pembroke, Bermuda HM08
Tel. 441.496.2600 Fax 441.405.2600
www.axiscapital.com

AXIS CAPITAL HOLDINGS LIMITED
CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)
FOR THE THREE MONTHS ENDED MARCH 31, 2017 AND 2016

	Three months ended
	2017	2016

	(in thousands, except per share amounts)
Revenues
Net premiums earned	$938,703	$902,340
Net investment income	98,664	49,164
Net realized investment losses	(25,050)	(66,508)
Other insurance related losses	(3,783)	(203)
Total revenues	1,008,534	884,793

Expenses
Net losses and loss expenses	606,942	498,962
Acquisition costs	189,792	180,635
General and administrative expenses	161,260	149,901
Foreign exchange losses	21,465	616
Interest expense and financing costs	12,791	12,833
Total expenses	992,250	842,947

Income before income taxes and interest in income (loss) of equity method investments	16,284	41,846
Income tax benefit	9,337	6,540
Interest in loss of equity method investments	(5,766)	—
Net income	19,855	48,386
Preferred shares dividends	14,841	9,969
Net income available to common shareholders	$5,014	$38,417

Per share data
Net income per common share:
Basic net income	$0.06	$0.41
Diluted net income	$0.06	$0.41
Weighted average number of common shares outstanding - basic	86,022	94,035
Weighted average number of common shares outstanding - diluted	86,793	94,853
Cash dividends declared per common share	$0.38	$0.35

AXIS Capital Holdings Limited 92 Pitts Bay Road Pembroke, Bermuda HM08
Tel. 441.496.2600 Fax 441.405.2600
www.axiscapital.com

AXIS CAPITAL HOLDINGS LIMITED
CONSOLIDATED SEGMENTAL DATA (UNAUDITED)
FOR THE THREE MONTHS ENDED MARCH 31, 2017 AND 2016

	2017			2016
	Insurance	Reinsurance	Total	Insurance	Reinsurance	Total

	(in thousands)
Gross premiums written	$694,006	$1,217,865	$1,911,871	$653,349	$1,305,812	$1,959,161
Net premiums written	505,329	1,003,630	1,508,959	473,163	1,212,643	1,685,806
Net premiums earned	458,430	480,273	938,703	438,678	463,662	902,340
Other insurance related income (losses)	42	(3,825)	(3,783)	137	(340)	(203)
Net losses and loss expenses	(286,903)	(320,039)	(606,942)	(274,405)	(224,557)	(498,962)
Acquisition costs	(68,157)	(121,635)	(189,792)	(61,398)	(119,237)	(180,635)
Underwriting-related general and
administrative expenses(6)	(90,448)	(31,353)	(121,801)	(85,576)	(38,013)	(123,589)
Underwriting income (6)	$12,964	$3,421	16,385	$17,436	$81,515	98,951

Corporate expenses			(39,459)			(26,312)
Net investment income			98,664			49,164
Net realized investment losses			(25,050)			(66,508)
Foreign exchange losses			(21,465)			(616)
Interest expense and financing costs			(12,791)			(12,833)
Income before income taxes and interest in income (loss) of equity method investments			$16,284			$41,846

Net loss and loss expense ratio	62.6%	66.6%	64.7%	62.6%	48.4%	55.3%
Acquisition cost ratio	14.9%	25.3%	20.2%	14.0%	25.7%	20.0%
General and administrative
expense ratio	19.7%	6.6%	17.2%	19.5%	8.2%	16.6%
Combined ratio	97.2%	98.5%	102.1%	96.1%	82.3%	91.9%

[6]
Underwriting-related general and administrative expenses and consolidated underwriting income are "non-GAAP financial measures", as defined in SEC Regulation G. Reconciliations of these amounts to the nearest GAAP financial measures (total general and administrative expenses and income before income taxes and interest in income (loss) of equity method investments, respectively) are provided in this release, as are discussions of the rationale for the presentation of these items.

AXIS Capital Holdings Limited 92 Pitts Bay Road Pembroke, Bermuda HM08
Tel. 441.496.2600 Fax 441.405.2600
www.axiscapital.com

AXIS CAPITAL HOLDINGS LIMITED
NON-GAAP FINANCIAL MEASURES RECONCILIATION (UNAUDITED)
NON-GAAP OPERATING INCOME, NON-GAAP OPERATING RETURN ON AVERAGE COMMON EQUITY
AND UNDERWRITING-RELATED GENERAL AND ADMINISTRATIVE EXPENSES
FOR THE THREE MONTHS ENDED MARCH 31, 2017 AND 2016

	Three months ended
	2017	2016

	(in thousands, except per share amounts)

Net income available to common shareholders	$5,014	$38,417
Net realized investment losses, net of tax(7)	24,227	61,810
Foreign exchange losses, net of tax(8)	21,723	1,047
Non-GAAP operating income	$50,964	$101,274

Earnings per common share - diluted	$0.06	$0.41
Net realized investment losses, net of tax	0.28	0.65
Foreign exchange losses, net of tax	0.25	0.01
Non-GAAP operating income per common share - diluted	$0.59	$1.07

Weighted average common shares and common share equivalents - diluted	86,793	94,853

Average common shareholders' equity	5,125,294	5,282,149

Annualized return on average common equity	0.4%	2.9%

Annualized non-GAAP operating return on average common equity	4.0%	7.7%

7Tax benefit of ($823) and ($4,698) for the three months ended March 31, 2017 and 2016, respectively. Tax impact is estimated by applying the statutory rates of applicable jurisdictions, after consideration of other relevant factors including the ability to utilize capital losses.
8Tax cost of $258 and $431 for the three months ended March 31, 2017 and 2016, respectively. Tax impact is estimated by applying the statutory rates of applicable jurisdictions, after consideration of other relevant factors including the tax status of specific foreign exchange transactions.

In addition to underwriting-related general and administrative expenses, our total general and administrative expenses of $161,260 and $149,901 for the three months ended March 31, 2017 and 2016, respectively, include corporate expenses.

AXIS Capital Holdings Limited 92 Pitts Bay Road Pembroke, Bermuda HM08
Tel. 441.496.2600 Fax 441.405.2600
www.axiscapital.com

Cautionary Note Regarding Forward-Looking Statements

This release contains forward-looking statements within the meaning of the U.S. federal securities laws. Forward-looking statements contained in this release include our expectations regarding market conditions and information regarding our estimates of losses related to natural disasters. These statements involve risks, uncertainties and assumptions. Actual events or results may differ materially from our expectations. Important factors that could cause actual events or results to be materially different from our expectations include (1) the cyclical nature of the re(insurance) business leading to periods with excess underwriting capacity and unfavorable premium rates, (2) the occurrence and magnitude of natural and man-made disasters, (3) losses from war, terrorism and political unrest or other unanticipated losses, (4) actual claims exceeding our loss reserves, (5) general economic, capital and credit market conditions, (6) the failure of any of the loss limitation methods we employ, (7) the effects of emerging claims, coverage and regulatory issues, including uncertainty related to coverage definitions, limits, terms and conditions, (8) our inability to purchase reinsurance or collect amounts due to us, (9) the breach by third parties in our program business of their obligations to us, (10) difficulties with technology and/or data security, (11) the failure of our policyholders and intermediaries to pay premiums, (12) the failure of our cedants to adequately evaluate risks, (13) inability to obtain additional capital on favorable terms, or at all, (14) the loss of one or more key executives, (15) a decline in our ratings with rating agencies, (16) the loss of business provided to us by our major brokers and credit risk due to our reliance on brokers, (17) changes in accounting policies or practices, (18) the use of industry catastrophe models and changes to these models, (19) changes in governmental regulations and potential government intervention in our industry, (20) failure to comply with certain laws and regulations relating to sanctions and foreign corrupt practices, (21) increased competition, (22) changes in the political environment of certain countries in which we operate or underwrite business including the United Kingdom's expected withdrawal from the European Union, (23) fluctuations in interest rates, credit spreads, equity prices and/or currency values, and (24) the other factors set forth in our most recent report on Form 10-K, Form 10-Q and other documents on file with the Securities and Exchange Commission. We undertake no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

AXIS Capital Holdings Limited 92 Pitts Bay Road Pembroke, Bermuda HM08
Tel. 441.496.2600 Fax 441.405.2600
www.axiscapital.com

Non-GAAP Financial Measures

In this release, we present non-GAAP operating income, consolidated underwriting income, underwriting-related general and administrative expenses and amounts presented on a constant currency basis, which are "non-GAAP financial measures" as defined in Regulation G.

Non-GAAP operating income represents after-tax operational results without consideration of after-tax net realized investment gains (losses) and foreign exchange losses (gains). We also present diluted non-GAAP operating income per share and non-GAAP operating return on average common equity ("non-GAAP operating ROACE"), which are derived from the non-GAAP operating income measure. Reconciliations of non-GAAP operating income, diluted non-GAAP operating earnings per share and non-GAAP operating ROACE to the nearest GAAP financial measures (based on net income available to common shareholders) are included above.

Consolidated underwriting income is a pre-tax measure of underwriting profitability that takes into account net premiums earned and other insurance related income (loss) as revenues and net losses and loss expenses, acquisition costs and underwriting-related general and administrative costs as expenses. Underwriting-related general and administrative expenses include those general and administrative expenses that are incremental and/or directly attributable to our individual underwriting operations. While these measures are presented in the Segment Information footnote to our Consolidated Financial Statements, they are considered non-GAAP financial measures when presented elsewhere on a consolidated basis. A reconciliation of consolidated underwriting income to income before income taxes and interest in income (loss) of equity method investments (the nearest GAAP financial measure) is included in the 'Consolidated Segmental Data' section of this press release. Our total general and administrative expenses (the nearest GAAP financial measure to underwriting-related general and administrative expenses) also includes corporate expenses. The two components of total general and administrative expenses are separately presented in the 'Consolidated Segmental Data' section of this press release.

Amounts presented on a constant currency basis are calculated by applying the average foreign exchange rate from the current year to the prior year amounts.

AXIS Capital Holdings Limited 92 Pitts Bay Road Pembroke, Bermuda HM08
Tel. 441.496.2600 Fax 441.405.2600
www.axiscapital.com

We present our results of operations in the way we believe will be most meaningful and useful to investors, analysts, rating agencies and others who use our financial information to evaluate our performance. This includes the presentation of "non-GAAP operating income" (in total and on a per share basis), "annualized non-GAAP operating ROACE" (which is based on the "non-GAAP operating income" measure) and "consolidated underwriting income", which incorporates "underwriting-related general and administrative expenses".

Non-GAAP Operating Income

Although the investment of premiums to generate income and realized investment gains (losses) is an integral part of our operations, the determination to realize investment gains (losses) is independent of the underwriting process and is heavily influenced by the availability of market opportunities. Furthermore, many users believe that the timing of the realization of investment gains (losses) is somewhat opportunistic for many companies.

Foreign exchange losses (gains) in our Consolidated Statements of Operations are primarily driven by the impact of foreign exchange rate movements on net insurance-related liabilities. However, this movement is only one element of the overall impact of foreign exchange rate fluctuations on our financial position. In addition, we recognize unrealized foreign exchange losses (gains) on our available-for-sale investments in other comprehensive income and foreign exchange losses (gains) realized upon the sale of these investments in net realized investment gains (losses). These unrealized and realized foreign exchange movements generally offset a large portion of the foreign exchange losses (gains) reported separately in earnings, thereby minimizing the impact of foreign exchange rate movements on total shareholders’ equity. As such, the Statement of Operations foreign exchange losses (gains) in isolation are not a fair representation of the performance of our business.

In this regard, certain users of our financial statements evaluate earnings excluding after-tax net realized investment gains (losses) and foreign exchange losses (gains) to understand the profitability of recurring sources of income.

AXIS Capital Holdings Limited 92 Pitts Bay Road Pembroke, Bermuda HM08
Tel. 441.496.2600 Fax 441.405.2600
www.axiscapital.com

We believe that showing net income available to common shareholders exclusive of net realized gains (losses) and foreign exchange losses (gains) reflects the underlying fundamentals of our business. In addition, we believe that this presentation enables investors and other users of our financial information to analyze performance in a manner similar to how our management analyzes the underlying business performance. We also believe this measure follows industry practice and, therefore, facilitates comparison of our performance with our peer group. We believe that equity analysts and certain rating agencies that follow us, and the insurance industry as a whole, generally exclude these items from their analyses for the same reasons.

Consolidated Underwriting Income/Underwriting-Related General and Administrative Expenses

Corporate expenses include holding company costs necessary to support our worldwide insurance and reinsurance operations and costs associated with operating as a publicly-traded company. As these costs are not incremental and/or directly attributable to our individual underwriting operations, we exclude them from underwriting-related general and administrative expenses and, therefore, consolidated underwriting income. Interest expense and financing costs primarily relate to interest payable on our senior notes and are excluded from consolidated underwriting income for the same reason.

We evaluate our underwriting results separately from the performance of our investment portfolio. As such, we believe it appropriate to exclude net investment income and net realized investment gains (losses) from our underwriting profitability measure.

As noted above, foreign exchange losses (gains) in our Consolidated Statement of Operations primarily relate to our net insurance-related liabilities. However, we manage our investment portfolio in such a way that unrealized and realized foreign exchange rate losses (gains) on our investment portfolio generally offset a large portion of the foreign exchange losses (gains) arising from our underwriting portfolio. As a result, we believe that foreign exchange losses (gains) are not a meaningful contributor to our underwriting performance and, therefore, exclude them from consolidated underwriting income.

We believe that presentation of underwriting-related general and administrative expenses and consolidated underwriting income provides investors with an enhanced understanding of our results of operations, by highlighting the underlying pre-tax profitability of our underwriting activities.

AXIS Capital Holdings Limited 92 Pitts Bay Road Pembroke, Bermuda HM08
Tel. 441.496.2600 Fax 441.405.2600
www.axiscapital.com